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                                                                     Exhibit 5.1
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                             August 14, 2001



Salix Pharmaceuticals, Ltd.
8540 Colonnade Center Drive
Suite 501
Raleigh, North Carolina 27615

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined Amendment No. 1 to the Registration Statement on Form S-3 filed on the date hereof by Salix Pharmaceuticals Ltd., a British Virgin Islands corporation (the "Company"), with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,960,000 shares of the Company's Common Stock, no par value per share (the "Shares"). The shares are to be resold as described in the Registration Statement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

     We have reviewed the Company's charter documents, a legal opinion given by British Virgin Islands counsel at the time of the original issuance of the Shares, and the proceedings taken in connection with the original issuance of the Shares. Based on that review, we are of the opinion that under the corporate laws of the British Virgin Islands the Shares are legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                Very truly yours,

                                WYRICK ROBBINS YATES & PONTON LLP